CALCULATION OF REGISTRATION FEE


Title of Each Class              Maximum Aggregate               Amount of
of Securities Offered            Offering Price(1)          Registration Fee(2)
-------------------------------------------------------------------------------
Euro Fixed Rate Senior
Bearer Notes Due 2016              $1,588,112,340              $169,928.02



-----------------
(1) The U.S. dolLar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of $1.2711 per euro 1.00 as of October 4, 2006.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The fee of $169,928.02 with respect to the $1,588,112,340 equivalent of Euro Fixed Rate Senior Bearer Notes Due 2016 sold pursuant to this registration statement is offset against those filing fees and $548,572.89 remains available for future registration fees. No additional fee has been paid with respect to this offering.


PROSPECTUS Dated January 25, 2006                  Pricing Supplement No. 115 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-131266
Dated January 25, 2006                                     Dated October 4, 2006
                                                                  Rule 424(b)(2)

                         [LOGO OMITTED]Morgan Stanley

                      GLOBAL MEDIUM-TERM NOTES, SERIES G
                 Euro Fixed Rate Senior Bearer Notes Due 2016

      We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series G, Euro Fixed Rate Senior Bearer Notes Due 2016 (the "notes") prior to the maturity date thereof other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

      Application will be made for the notes described herein to be admitted to the Official List of the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) and to trading on the gilt-edged and fixed-interest market of the London Stock Exchange plc. No assurance can be given that such applications will be granted.

      This document constitutes the pricing supplement relating to the issuances of notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Base Prospectus referred to above. This pricing supplement is supplemental to and must be read in conjunction with such Base Prospectus.

      We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

      We describe the basic features of the notes in the section of the accompanying prospectus supplement called "Description of Notes" and in the section of the accompanying prospectus called "Description of Debt Securities--Fixed Rate Debt Securities", in each case subject to and as modified by the provisions described below.

      On October 1, 2006, The Bank of New York succeeded JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank) as the trustee under the Senior Debt Indenture under which the notes are issued.


--------------------------------------------------------------------------------------------------------------------
Principal Amount:          Euro 1,250,000,000                 Interest Payment Dates:    Each October 12, commencing
Maturity Date:             October 12, 2016                                              October 12, 2007
Settlement Date                                               Interest Payment Period:   Annual
  (Original Issue Date):   October 12, 2006                   Minimum Denominations:     Euro 50,000 and integral
Interest Accrual Date:     October 12, 2006                                              multiples of Euro 1,000 in
Issue Price:               99.952%                                                       excess thereof
Specified Currency:        Euro                               Business Days:             London, TARGET Settlement
Redemption Percentage                                                                    Day and New York
  at Maturity:             100%                               Agent:                     Morgan Stanley & Co.
Interest Rate:             4.375% per annum (calculated                                  International Limited
                           on an actual/actual day count      Common Code:               027080081
                           basis)                             ISIN:                      XS0270800815
                                                              Other Provisions:          None

      Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.


                                       MORGAN STANLEY

CABOTO                                    COMMERZBANK CORPORATES & MARKETS                      LLOYDS TSB
MITSUBUSIHI UFJ SECURITIES INTERNATIONAL PLC          WESTLB AG                  SANTANDER CENTRAL HISPANO
HVB CAPITAL MARKETS                     CALYON CORPORATE AND INVESTMENT BANK                    DZ BANK AG
BANCA IMI S.P.A.                                        BBVA                    MILLENIUM BCP INVESTIMENTO
BARCLAYS CAPITAL                                     CAJA MADRID                    RABOBANK INTERNATIONAL
DANSKE MARKETS                                      DEUTSCHE BANK                    ING WHOLESALE BANKING
LANDESBANK BADEN-WURTTEMBERG                 NATEXIS BANQUES POPULAIRES                   SOCIETE GENERALE

Supplemental Information Concerning Plan of Distribution

      On October 4, 2006, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.502%, which we refer to as the "purchase price" for the notes. The purchase price equals the stated issue price of 99.952% less a combined management and underwriting commission of 0.45% of the principal amount of the notes.


                                                                                Principal Amount
Name
----------------------------------------------------------------------------    --------------------
Morgan Stanley & Co. International Limited ..................................     Euro 1,000,000,000
Banca Caboto S.p.A. .........................................................             25,000,000
Commerzbank Aktiengesellschaft ..............................................             25,000,000
Lloyds TSB Bank plc .........................................................             25,000,000
Mitsubishi UFJ Securities International plc..................................             25,000,000
WestLB AG....................................................................             25,000,000
Banco Santander Central Hispano, S.A. .......................................             12,500,000
Bayerische Hypo- und Vereinsbank AG .........................................             12,500,000
CALYON ......................................................................             12,500,000
DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main ..........             12,500,000
Banca IMI S.p.A..............................................................              6,250,000
Banco Bilbao Vizcaya Argentaria, SA .........................................              6,250,000
Banco Millennium BCP Investimento, SA .......................................              6,250,000
Barclays Bank PLC............................................................              6,250,000
Caja de Ahorros y Monte de Piedad de Madrid..................................              6,250,000
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.
      (trading as Rabobank International) ...................................              6,250,000
Danske Markets Inc...........................................................              6,250,000
Deutsche Bank AG, London Branch .............................................              6,250,000
ING Bank N.V. ...............................................................              6,250,000
Landesbank Baden-Wurttemberg.................................................              6,250,000
Natexis Banques Populaires...................................................              6,250,000
Societe Generale ............................................................              6,250,000

Total........................................................................     Euro 1,250,000,000
                                                                                ====================

European Union Transparency Obligations Directive

      The proposed European Union Transparency Obligations Directive (the "Directive") may be implemented in a manner which could be burdensome for companies such as us. In particular, we may be required to prepare financial statements in accordance with accounting standards other than U.S. GAAP. We are under no obligation to maintain the listing of the notes, and prospective purchasers of notes should be aware that, in circumstances where a listing of the notes by the UK Listing Authority would require preparation of financial statements in accordance with standards other than U.S. GAAP, or in any other circumstances where the Directive is implemented in a manner that, in our opinion, is burdensome, the notes may be de-listed. In such a case of de-listing, we may, but are not obliged to, seek an alternative listing for the notes on a stock exchange outside the European Union. However, if such an alternative listing is not available or is, in our opinion, burdensome, an alternative listing for the notes may not be considered. Although no assurance is made as to the liquidity of the notes as a result of listing by the UK Listing Authority, de-listing the notes may have a material effect on a noteholder's ability to resell the notes in the secondary market.

Supplemental Information Concerning Experts

      Effective August 31, 2006, Morgan Stanley elected early application of Staff Accounting Bulletin 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements ("SAB 108"). SAB 108 permits Morgan Stanley to adjust prior year financial statements for immaterial errors in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment made to the opening balance of retained earnings and also permits the adjustment of prior period quarterly financial statements within the current fiscal year for immaterial errors by adjusting the applicable financial statement line items when such information is next presented. Such adjustments do not require previously filed reports with the U.S. Securities and Exchange Commission to be amended. As disclosed in Morgan Stanley's September 20, 2006 Current Report on Form 8-K ("Form 8-K"), Morgan Stanley will adjust its opening financial position for fiscal 2006 and its financial results for the first two quarters of fiscal 2006 in accordance with SAB 108. The net adjustment to the opening financial position in fiscal 2006 disclosed in the Form 8-K was that shareholders' equity was overstated by ($34) million when compared to the previously reported shareholders' equity in the November 30, 2005 Form 10-K. The net adjustment is comprised of an ($84) million adjustment related to outstanding trust preferred securities, as well as a $38 million adjustment related to the overaccrual of certain payroll taxes which arose in fiscal 2000 through fiscal 2006 and a $12 million adjustment related to the amortization expense associated with stock-based compensation awards which arose in fiscal 2003 and 2004. Please refer to the Form 8-K for further information.


                                     PS-3